Exhibit 2.1

ASSET PURCHASE AGREEMENT

AMONG

POSEIDON FLUID POWER, LLC ("PURCHASER")

and

CURAEGIS TECHNOLOGIES, INC. ("SELLER")

DATED December 3, 2020

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT entered into as of December 3, 2020, is by and among CURAEGIS TECHNOLOGIES, INC., a New York corporation with offices at 350 Linden Oaks, Rochester, New York 14625 ("Seller"), and POSEIDON FLUID POWER, LLC, a New York limited liability company with offices at 200 Canal View Boulevard, Rochester, New York 14623 ("Purchaser" and, together with Seller, the “parties” or “Parties”).

WITNESSETH:

WHEREAS, Seller has developed and owns all intellectual property rights and proprietary interests in certain technology which it refers to as the Aegis Technology, including, without limitation, software, prototypes, drawings, trade secrets and the inventions and technology described in certain US patents and patent applications (collectively hereinafter referred to as the “Technology”); and

WHEREAS, Purchaser desires to acquire the Technology; and

WHEREAS, the parties desire to set forth the complete terms and conditions whereby the Purchaser will purchase from Seller all of the assets of Seller which relate to the Technology;

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

Definitions.

"Confidential Information" means any information concerning the Assets or Technology that is not already generally available to the public.

"Disclosure Schedule" has the meaning set forth in Schedule 3 below.

"Intellectual Property" means and includes all intellectual property rights of Seller in and to the Technology, including, without limitation, (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, and trade names identifying the Technology or any products or prototypes incorporating or relying upon the Technology including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets related to the Technology, and (f) all computer software (including data and related documentation) constituting a part of the Technology.

"Knowledge" means actual knowledge, after reasonable investigation, of Seller's officers.

"Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

"Person" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, a limited liability company, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

"Purchase Price" has the meaning set forth in Section 1.2 below.

“Purchaser” has the meaning set forth in the preface above.

"Security Interest" means any mortgage, pledge, lien, encumbrance, charge, or other security interest.

"Seller" has the meaning set forth in the preface above.

"Tax" means any federal, state, local, or foreign, income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Schedule 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including interest, penalty or additions thereto, whether disputed or not.

“Technology” has the meaning set forth in the preface above, including, without limitation, the Intellectual Property described in Schedule 3(e) annexed hereto.

1. TRANSACTIONS ON CLOSING DATE.

In accordance with the terms of this Agreement and subject to and upon satisfaction of the closing conditions set forth in Articles 7 and 8, the parties agree to consummate, on the Closing Date (as defined in Article 2), the following transactions:

1.1 Sale and Purchase of the Assets.

(a) Subject to the terms and conditions set forth in this Agreement and on the basis of and in reliance upon the representations, warranties, obligations and agreements set forth in this Agreement, Seller hereby agrees to sell, transfer, convey, assign and deliver to Purchaser, and Purchaser agrees to buy at the Closing, the assets, properties and businesses of Seller relating exclusively to the Technology (collectively referred to as the "Assets").

(b) The Assets to be sold, transferred and conveyed include, without limitation, the assets, described in the following paragraphs:

(i)  The Technology, including all Intellectual Property rights of Seller related thereto;

(ii) The tangible personal property owned by Seller which is specifically devoted to or used exclusively in connection with Technology, including prototypes or products incorporating or utilizing the Technology, including the inventory, equipment, machinery, tools, furniture, fixtures, business records, data bases, computers, software and other tangible and intangible property, together with express or implied representations, warranties and guaranties from suppliers or others from whom Seller acquired any of the Assets, if any;

(iii)  All records and information pertaining to the foregoing.

The Assets shall be sold in “as is” condition, without any representation or warranty by Seller except as specifically set forth in Article 3 below. The Assets to be sold, transferred, conveyed, assigned and delivered to Purchaser shall be free and clear of Security Interests.

1.2   Purchase Price. The price to be paid for the Assets to be sold, transferred and assigned (the "Purchase Price") shall be an amount equal to thirty thousand US Dollars, ($30,000.00) to be paid in certified funds or wire transfer at Closing, plus the consideration set forth in the Technology Transfer and Assignment Agreement between the parties, dated of even date.

2. CLOSING. Subject to the fulfillment of the conditions precedent specified in Articles 7 and 8, the transactions contemplated by this Agreement shall be consummated at a closing (the "Closing") as follows:

2.1   Closing Date. The Closing shall be held on December 3, 2020, or on such other date or at such other time as the parties hereto shall agree (such date and time being herein referred to as the "Closing Date"), and shall be effectuated by the electronic exchange of a fully-executed copy of this Agreement and the delivery of each and every other closing deliverable identified herein, including without limitation the wire transfer by Purchaser of the Purchase Price to an account designated by Seller.

2.2   Closing Deliveries of Seller. On the Closing Date, Seller shall deliver to Purchaser, in form reasonably satisfactory to counsel for Purchaser, the following:

(a) A Bill of Sale and Assignment Agreement in the form attached hereto as Exhibit A, assigning and conveying to Purchaser title to the assets and property set forth therein or otherwise covered by this Agreement, free and clear of all Security Interests.

(b) A Technology Transfer and Assignment Agreement, substantially in the form annexed hereto as Exhibit B, assigning, conveying and transferring to Purchaser, all of Seller's Intellectual Property rights in or related to the Technology;

(c) An Assignment of Patent in form suitable for filing with the United States Patent and Trademark Office, (the “USPTO”), assigning to Purchaser all of Seller’s rights in and to the U.S. patents and patent applications comprising the Technology. Upon Purchaser’s reasonable request, Seller will execute and deliver such assignment of patent forms as may be necessary or appropriate to assign non-U.S. patents and patent applications comprising the Technology.

2.3 Closing Deliveries of Purchaser. On the Closing Date, Purchaser shall deliver to Seller in form reasonably satisfactory to counsel for Seller the following:

(a)	Certified check or wire transfer payable in immediately available funds in the amounts required by Section 1.2.

(b)     Countersigned copies of the Bill of Sale and Assignment Agreement, Technology Transfer and Assignment Agreement, and Assignment(s) of Patent, as applicable.

3. REPRESENTATIONS AND WARRANTIES OF SELLER.

Seller represents and warrants to the Purchaser that the statements contained in this Article 3 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article 3 with respect to itself, except as set forth in the Disclosure Schedules attached hereto.

(a) Organization, Qualification, and Corporate Power. Seller is a corporation duly organized, validly existing, and in good standing under the laws of New York. Seller is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where the lack of such qualification would not have a material adverse effect on the business, financial condition, operations, results of operations, or future prospects of the Seller. Seller has full power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. The Seller has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Seller, enforceable in accordance with its terms and conditions.

(b) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Seller is subject or any provision of the certificate of incorporation or bylaws of Seller or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Seller is a party or by which Seller is bound or to which any of Seller’s assets is subject (or result in the imposition of any lien, encumbrance or security interest or lien upon any of its assets), except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, failure to give notice, or lien, encumbrance or security interest would not have a material adverse effect on the business, financial condition, operations, results of operations, or future prospects of the Seller or on the ability of the Parties to consummate the transactions contemplated by this Agreement. Seller is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement, except where the failure to give notice, to file, or to obtain any authorization, consent, or approval would not have a material adverse effect on the business, financial condition, operations, results of operations, or future prospects of the Seller or on the ability of the Parties to consummate the transactions contemplated by this Agreement.

(c) Brokers' Fees. Seller does not have any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

(d) Title to Assets. Seller has, and shall convey, good and marketable title to the Assets, free and clear of all Security Interests.

(e) Intellectual Property. Seller represents and warrants:

(i) Set forth on Schedule 3(e)(i) is a list of all of Seller's Intellectual Property rights related to the Technology.

(ii) that Seller has no Knowledge that it has interfered with, infringed upon, misappropriated, or violated any material intellectual property rights of third parties in any material respect, and neither Seller nor any officer or employees of Seller has ever received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that Seller must license or refrain from using any intellectual property rights of any third party). Seller has no Knowledge that any third party has interfered with, infringed upon, misappropriated, or violated any material Intellectual Property rights of Seller in any material respect.

(iii) Schedule 3(e)(iii) of the Disclosure Schedule identifies each patent registration which has been issued to Seller with respect to the Intellectual Property, identifies each pending patent application or application for registration which Seller has made with respect to the Intellectual Property, each patent (including expired patents) issued with respect to the Technology, and identifies each material license, agreement, or other permission which Seller has granted to any third party with respect to the Intellectual Property (together with any exceptions). The Seller has delivered to the Purchaser correct and complete copies of all such patents, registrations, applications, licenses, agreements, and permissions (as amended to date). Schedule 3(e)(iii) of the Disclosure Schedule also identifies each material trade name or unregistered trademark used by Seller in connection with the Technology. With respect to the Intellectual Property required to be identified in Schedule 3(e)(i) or Schedule 3(e)(iii) of the Disclosure Schedule:

(A) the Seller possesses all right, title, and interest in and to the item, free and clear of any Security Interest;

(B) the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

(C) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending nor, to the Knowledge of Seller, is threatened which challenges the legality, validity, enforceability, use, or ownership of the item; and

(D) Seller has not agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the item.

(iv) Schedule 3(e)(iv) of the Disclosure Schedule identifies each material item of intellectual property that any third party owns and that Seller uses in connection with the Technology pursuant to license, sublicense, agreement, or permission. Seller has delivered to the Purchaser correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date). With respect to the intellectual property required to be identified in Schedule 3(e)(iv) of the Disclosure Schedule:

(A) the license, sublicense, agreement, or permission covering the item is legal, valid, binding, enforceable, and in full force and effect in all material respects;

(B) no party to the license, sublicense, agreement, or permission is in material breach or default, and to Seller’s Knowledge no event has occurred which with notice or lapse of time would constitute a material breach or default or permit termination, modification, or acceleration thereunder;

(C) no party to the license, sublicense, agreement, or permission has repudiated any material provision thereof; and

(D) the Seller has not granted any sublicense or similar right with respect to the license, sublicense, agreement, or permission.

(f) Hard Assets. Schedule 3(f) sets forth a list of the machinery, equipment, inventory, work-in-process and other tangible assets, owned or leased by Seller related to the Technology, all of which Seller represents has been maintained in accordance with normal industry practice in good operating condition and repair (subject to normal wear and tear), in all material respects.

(g) Contracts. Schedule 3(g) of the Disclosure Schedule lists all contracts and other agreements related to the Technology to which Seller is a party, including (i) all agreements regarding the lease of personal property; (ii) all agreements, proposals, bids or offers for the purchase or sale of products, or other personal property, or for the furnishing or receipt of services, and (iii) all agreements concerning confidentiality or noncompetition to which Seller is a party. Seller has delivered to the Purchaser a correct and complete copy of each written agreement listed in Schedule 3(g) of the Disclosure Schedule (as amended to date) and a written summary setting forth the material terms and conditions of each oral agreement referred to in Schedule 3(g) of the Disclosure Schedule. Except as disclosed in Schedule 3(g) of the Disclosure Schedule, to Seller's Knowledge, with respect to each such agreement: (A) the agreement is legal, valid, binding, enforceable, and in full force and effect in all material respects; (B) no party is in material breach or default, and no event has occurred which with notice or lapse of time would constitute a material breach or default, or permit termination, modification, or acceleration, under the agreement; (C) no party has repudiated any material provision of the agreement; and (D) no right of cancellation or termination exists by reason of the transactions contemplated hereby.

(h) Litigation. Seller (i) is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge and (ii) is not a party to or to the Knowledge of Seller or any officer or employee of Seller, is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator.

4. REPRESENTATIONS AND WARRANTIES OF PURCHASER.

   The Purchaser represents and warrants to the Seller that the statements contained in this Article 4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article 4.

(a) Organization of the Purchaser. The Purchaser is a limited liability company, validly existing, and in good standing under the laws of the jurisdiction of its formation.

(b) Authorization of Transaction. The Purchaser has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Purchaser, enforceable in accordance with its terms and conditions. The Purchaser need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

(c) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Purchaser is subject or any provision of its articles of organization or operating agreement or conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Purchaser is a party or by which it is bound or to which any of its assets is subject.

(d) Brokers' Fees. The Purchaser has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which any Seller could become liable or obligated.

5. COVENANTS. The parties covenant and agree as follows:

5.1 Approvals and Consents. The parties will use their best efforts to acquire all necessary approvals of governmental agencies and all necessary consents of all third parties to the end of expediting consummation of the transactions contemplated herein.

5.2 Preserve Accuracy of Representations and Warranties. The Seller agrees that it will not engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business related to the Technology. Except for actions contemplated by this Agreement or taken in the Ordinary Course of Business, each of the parties hereto shall refrain from taking any action that would render any representation or warranty contained in Articles 3 and 4 inaccurate as of the Closing Date.

5.3 Preserve Assets. Prior to the Closing Date, Seller shall use its commercially reasonable best efforts to maintain the Assets intact in accordance with past practices and sound business judgment, and continue to meet the contractual obligations incurred by Seller with respect to the Assets in the Ordinary Course of Business and to pay all of the obligations of Seller related to the Assets as they mature in the Ordinary Course of Business.

5.4 Make No Material Change in the Assets. Prior to the Closing Date and with respect to the Assets, Seller shall not, without the written consent of Purchaser, (a) enter into any contract, license, franchise or commitment relating to the Assets, or cancel, dispose of or liquidate any contract or commitment constituting or related to the Assets, in each case other than in the Ordinary Course of Business (consistent with the past practice of Seller) or as contemplated by this Agreement.

5.5 No Solicitation of Other Offers. Seller agrees that, prior to the Closing Date and unless otherwise agreed, it will not discuss, solicit or entertain any offer, inquiry or proposal with respect to the sale or other disposition of (i) the Assets, (ii) any stock or equity interest in Seller, or (iii) any merger involving Seller, and will promptly notify Purchaser of any such offer, inquiry or proposal that Seller receives.

5.6  Facility. Seller leases the facility at which the Assets are located currently on a month-to-month basis from a third party landlord. Seller will continue to lease the facility through December 31, 2020, and provide reasonable access to Purchaser during such period at no charge to Purchaser. Purchaser acknowledges that Seller will have no further obligation to continue to lease such location or pay any rent for the facility after December 31, 2020 and, in the event that Purchaser does not enter into a new lease with the landlord at such location for any period of time following such date, Seller’s only obligation shall be to cooperate reasonably with Purchaser in connection with Purchaser’s removal of the Assets from the facility.

5.7 Non-Competition. For good and valuable consideration, Seller agrees that for a period of three (3) years commencing on Closing Date, Seller shall not, without the prior written consent of the Purchaser: (A) directly or indirectly (whether as principal, agent, independent contractor, partner or otherwise or by any other means) own, manage, operate, control, participate in, perform services for or otherwise carry on any business or division or line of any business in the Continental United States which competes with the Technology; (B) induce or attempt to persuade any party to terminate or to refuse to enter into any employment, agency or other business relationship with the Purchaser in order to enter into any such relationship on behalf of any other organization that engages in a business similar to or competitive with the Technology; or (C) solicit for employment or interfere with the relationship of the Purchaser with any of its employees.

If Seller breaches the covenants set forth in this Section 5.7, Purchaser, in addition to any other rights it may have, shall have the right to obtain injunctive or other equitable relief to restrain any breach or threatened breach or otherwise to specifically enforce the provisions of this Section 5.7, it being agreed that money damages alone would be an inadequate remedy for such breach. Whenever possible each provision and term of this Section 5.7 will be interpreted in a manner to be effective and valid but if any provision or term of this Section 5.7 is held to be prohibitive by or invalid, then such provision or term will be ineffective only to the extent of such prohibition or invalidity, without invalidating or affecting in any manner whatsoever the remainder of such provisions or terms of Section 5.7. If any of the covenants set forth in this Section 5.7 are held to be unreasonable, arbitrary or against public policy, such covenants will be considered divisible with respect to scope, time and geographic area, and in such lesser scope, time and geographic area, will be effective, binding and enforceable against Seller. The rights and remedies of the parties in this Section 5.7 are cumulative and not alternative.

6. INFORMATION AND RECORDS CONCERNING THE ASSETS.

6.1 Purchaser's Access to Information and Records Before Closing. Upon reasonable notice to Seller, Seller will furnish to Purchaser during regular business hours throughout the period prior to the Closing Date all books, contracts, commitments, and records, related to the Assets being sold, as Purchaser may reasonably request. Purchaser shall not be allowed to contact the employees, suppliers, or customers of Seller or any other person involved in Seller, unless Purchaser obtains Seller's prior written consent to such contact, which consent shall not be unreasonably withheld.

6.2 Confidentiality. Seller acknowledges and agrees that on and after the Closing Date, all Confidential Information shall be the property of Purchaser. From and after the Closing Date, Seller agrees to protect and preserve as confidential and proprietary to Purchaser all Confidential Information, or records or information related thereto, and shall not use (other than for internal accounting purposes), sell, disclose or divulge the same. If, for any reason, the transactions contemplated herein fail to close, Purchaser will hold as confidential all information concerning the Assets and the Technology. In such event all such Seller Confidential Information and any records or information relating thereto, shall be and remain the sole and exclusive property of Seller, and Purchaser will promptly return to Seller any tangible manifestations of such Confidential Information, including all copies and duplicates thereof, upon the termination of this Agreement if it fails to close, and certify their return.

7. CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER.

The obligations of Purchaser under this Agreement shall be subject to the satisfaction, on or prior to the Closing Date, of all of the following conditions, any of which may be waived in writing by the Purchaser:

7.1  No Misrepresentation or Breach of Covenants and Warranties. All representations and warranties of Seller in this Agreement shall be deemed to have been made again at and as of the Closing Date and shall then be true and correct in all material respects as of the Closing Date (except for representations and warranties made as of a particular date, which shall be true and correct in all material respects as of such date), and there shall have been no breach by Seller in the performance of any of its covenants or obligations herein.

7.2  Absence of Certain Changes; Damage to Assets. There shall not have occurred prior to the Closing, nor shall there be threatened or imminent, (a) any material loss, damage, or destruction of the Assets, (b) any material adverse change in the condition of Assets or operation of Seller’s business related to the Technology, or (c) the legal impairment of Seller to convey, assign and transfer to Purchaser any of the Assets which materially adversely affects the Purchaser's ability to operate the Assets.

7.3  Litigation Affecting Closing. No suit, action or other proceeding shall be pending or threatened by or before any court or governmental agency in which it is sought to restrain or prohibit or to obtain damages or relief in connection with this Agreement or the consummation of the transactions contemplated hereby.

7.4  Legislation. No statute, rule, regulation or order shall have been enacted, entered or deemed applicable by any domestic or foreign government or governmental or administrative agency or court which would make the transactions contemplated by this Agreement illegal or otherwise prevent the consummation thereof or which would otherwise materially adversely affect the operation of the Assets or the employment of the Assets in the hands of Purchaser in the manner currently employed by Seller.

7.5   Performance by Seller. Seller shall have performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed and complied with by them prior to or on the Closing Date, and shall have delivered to Purchaser the documents and instruments referred to in Section 2.2 above.

7.6  Approvals. All government approvals necessary to be obtained by the parties to consummate the transactions contemplated hereunder shall have been obtained on terms reasonably satisfactory to Purchaser prior to the Closing Date.

8. CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER.

The obligations of Seller under this Agreement shall be subject to the fulfillment, on or prior to the Closing Date, of the following conditions, any of which may be waived by Seller:

8.1  No Misrepresentation or Breach of Covenants and Warranties. All representations and warranties of Purchaser in this Agreement shall be deemed to have been made again at and as of the time of the Closing and shall then be true and correct in all material respects, and there shall have been no breach by Purchaser in the performance of any of its obligations herein and therein.

8.2  Litigation Affecting Closing. No suit, action or other proceeding shall be pending or threatened by or before any court or governmental agency in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby.

8.3  Legislation. No statute, rule, regulation or order shall have been enacted, entered or deemed applicable by any domestic or foreign government or governmental or administrative agency or court which would make the transactions contemplated by this Agreement illegal or otherwise prevent the consummation thereof.

8.4  Performance by Purchaser. Purchaser shall have performed and complied in all material respects, with all agreements and conditions required by this Agreement to be performed and complied with by it prior to or on the Closing Date.

8.5  Approvals. All government approvals necessary to be obtained by the parties to consummate the transactions contemplated hereunder shall have been obtained on terms reasonably satisfactory to Seller prior to the Closing Date.

9. INDEMNIFICATION; LIMITATION OF LIABILITY.

9.1  Survival of Representation and Warranties. All representations and warranties in this Agreement, or in any instrument or document furnished in connection with this Agreement or the transactions contemplated hereby, shall survive the Closing Date until the expiration of the applicable statute of limitations (the "Survival Date"). All such representations and warranties shall expire on the Survival Date, except with regard to claims, if any, asserted in good faith in accordance with this Article 9 prior to the applicable Survival Date. If a notice of claim is properly given before the applicable Survival Date, the representation or warranty applicable to such claim shall survive, until, but only for purposes of, the resolution of such claim.

9.2   Indemnification Responsibilities of the Parties.

(a) Indemnification by Seller. Seller agrees to indemnify, defend and hold Purchaser harmless at all times from and after the Closing Date against and in respect of: (i) Any and all costs, losses, liabilities, damages, obligations or expenses (including reasonable experts' and attorneys' fees), ("Damages"), suffered, incurred or sustained by Purchaser as a result of Seller’s ownership and operation of the Assets prior to the Closing Date; and (ii) Any and all Damages suffered, incurred or sustained by Purchaser resulting from the breach of this Agreement or from any misrepresentation, breach of representation or warranty or non-fulfillment of any obligation on the part of Seller under this Agreement or from any misrepresentation in or omission from any certificate or other instrument furnished to Purchaser pursuant to this Agreement.

(b) Indemnification by the Purchaser. The Purchaser agrees to indemnify, defend and hold Seller harmless at all times from and after the Closing Date against and in respect of all Damages suffered, incurred or sustained by Seller resulting from, relating to or constituting (1) any breach of this Agreement or from any failure of the Purchaser to perform, any of its representations, warranties, covenants or agreements contained in this Agreement, and (2) Purchaser’s ownership and operation of the Assets on or after the Closing Date.

9.3  Limitation of Liability. In no event shall either party be liable to the other party hereto for any loss of use, loss of revenue or profit, loss of data, diminution in value, or for any indirect, consequential, incidental, punitive, exemplary or special damages of the other party, regardless of whether such damage was foreseeable and whether or not the other party has been advised of the possibility of such damages, and notwithstanding the failure of any agreed or other remedy of its essential purpose. In addition, except for (i) the parties’ respective indemnification obligations under Section 9.2(a)(i) and Section 9.2(b)(2) above, or (ii) damages resulting from a party’s fraud, in no event shall either party’s aggregate liability or damages arising out of or related to this Agreement, whether arising out of or related to breach of contract, tort (including negligence) or otherwise, exceed the Purchase Price paid at Closing.

10. SALES TAX.

The Seller will pay all sales and transfer taxes payable in connection with the transfer of the Assets. Each of Purchaser and Seller agrees to execute and file such notifications, documents and instruments as may be necessary to comply with Article 28 of the New York State Tax Law.

11. TERMINATION. Anything contained in this Agreement to the contrary notwithstanding, this Agreement may be terminated by either party (so long as such party is not in breach of its obligations hereunder at the time it purports to terminate this Agreement) if the sale hereunder is not consummated on or before December 31, 2020 (or such later date as may be agreed upon in writing by the parties hereto). Termination pursuant to this Article 11 shall be without liability of any kind on the part of any party hereto, and in such event each party shall bear and pay all costs and expenses incurred by it in connection with this Agreement and the transactions contemplated hereby; provided that no party shall hereby be relieved of any liability for any breach of, or other failure to perform any obligation under this Agreement prior to such termination.

12. OTHER PROVISIONS.

12.1  Further Assurances. At its own expense, Seller will, at such time and from time to time on and after the Closing Date, upon request by Purchaser, execute, acknowledge and deliver, or will cause to be done, executed, acknowledged and delivered, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances that may be reasonably required for the better conveying, transferring, assigning, delivering, assuring and confirming to Purchaser, or to its respective successors and assigns, or for aiding and assisting in collecting or reducing to Purchaser’s possession, the Assets of Seller intended to be sold and conveyed hereunder.

12.2 Complete Agreement. This Agreement, including the Schedules attached hereto and the documents referred to herein shall constitute the entire agreement between the parties hereto with respect to the subject matter hereof and shall supersede all previous negotiations, commitments, and writings with respect to such subject matter.

12.3  Passage of Title and Risk of Loss. Legal title, equitable title and risk of loss with respect to the Assets and rights to be transferred hereunder shall not pass to Purchaser until the Closing hereunder.

12.4  Waiver, Discharge, Etc. This Agreement may not be released, discharged, abandoned, changed or modified in any manner, except by an instrument in writing signed on behalf of each of the parties hereto by their duly authorized representatives. The failure of any party hereto to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any part thereof or the right of either party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to be a waiver of any other or subsequent breach.

12.5 Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be personally delivered or telecopied to an executive officer of the party receiving such notice or shall be given by certified mail addressed:

If to the Seller:

CURAEGIS TECHNOLOGIES, INC.

350 Linden Oaks

Rochester, NY 14625

Attention: James Donnelly, CEO

Email: jdonnelly@curaegis.com

With copy to:

Harris Beach PLLC

99 Garnsey Road

Pittsford, NY 14534

Attention: Timothy Fitzgerald, Esq.

Email: tfitzgerald@harrisbeach.com

If to the Purchaser:

POSEIDON FLUID POWER, LLC

200 Canal View Boulevard

Rochester, NY 14623

Attention: ___________________

Email: ___________________

With copy to:

Robert J. Sant, Esq.

760 Brooks Avenue

Rochester, New York 14619

Telephone (585) 783-2603

Telecopier (585) 328-7374

12.6 Public Announcement. Neither party hereto shall issue any press release or public announcement or otherwise divulge the existence of this Agreement or the transactions contemplated hereby without prior approval of the other party hereto except as and to the extent that such party shall be obligated by law or regulation, in which case the other party shall be so advised and the parties shall use their best efforts to cause a mutually agreeable release or announcement to be issued.

12.7 Expenses. Each party hereto shall pay its own expenses incident to this Agreement and the preparation to consummate the transactions provided for herein.

12.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York. Each of the parties submits to the exclusive jurisdiction of any state or federal court sitting in Monroe County, New York in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court.

12.9 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without prior written approval of the other party hereto.

12.10 Execution in Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become a binding agreement when one or more counterparts have been signed by each party and delivered to the other party.

12.11 Titles, Captions, Etc. Titles, headings and references to articles or sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning of interpretation of this Agreement.

12.12 Benefit. Except as otherwise set forth herein or in any of the Exhibits or Schedules attached hereto and made a part hereof, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors or assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

12.13 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

12.14  Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation.

IN WITNESS WHEREOF, the parties hereto have executed –this Agreement as of the day and year first above written.

POSEIDON FLUID POWER, LLC, Purchaser

By:__________________________________________

Title:_________________________________________

CURAEGIS TECHNOLOGIES, INC., Seller

By:__________________________________________

Title:_________________________________________